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                                                                EXHIBIT 23(b)



INDEPENDENT AUDITORS' CONSENT

We hereby consent to the incorporation by reference in the Registration Statement dated May 22, 2000 on Form S-8 of Americorp of our independent auditors' report, dated January 23, 1998 (except for Note 6 as to which the date is May 7, 1998 and for Note 17 as to which the date is August 27, 1998), on our audit of the consolidated balance sheet of Americorp and subsidiary as of December 31, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the two years then ended, which report is included in the 1999 Annual Report on Form 10-K.

Fanning & Karrh

Ventura, California
May 22, 2000